Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated February 28, 2006, relating to the consolidated financial statements and financial statement schedules of Vornado Realty Trust, and management’s report on the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Vornado Realty Trust for the year ended December 31, 2005, and of our report dated February 28, 2006 (October 27, 2006 as to the effects of the reclassifications discussed in Note 4) relating to the consolidated financial statements and financial statement schedules of Vornado Realty Trust appearing in the Current Report on Form 8-K dated October 27, 2006, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Parsippany, New Jersey
December 22, 2006